Dentsply Sirona Announces Appointment of Clyde Hosein as New Board Member

CHARLOTTE, NC., September 16, 2020 - DENTSPLY SIRONA Inc. (“Dentsply Sirona”) (Nasdaq: XRAY), the Dental Solutions Company, today announced that Clyde R. Hosein has been appointed to its Board of Directors (“Board”), increasing the size of its Board from eleven to twelve members.

“We are extremely pleased to welcome Clyde Hosein to our Board,” said Eric K. Brandt, Chairman of Dentsply Sirona. “As we proactively manage our anticipated Director retirements and Board refreshment cycle, Clyde clearly enhances our operational finance and technology depth.”

“The dental industry continues on a path of digital transformation. We are confident that Clyde’s deep experience in the management of high-tech companies, and strong track record of financial and operational execution, will allow us to further develop and enhance Dentsply Sirona’s strategic position,” said Don Casey CEO of Dentsply Sirona. “We look forward to working with Clyde and benefiting from his unique insights, broad perspective and extensive experience.”

“I am excited to join the Dentsply Sirona Board and have the opportunity to leverage my more than 30 years of technology experience/evolution to the dental industry as it becomes more digital/data-centric,” said Clyde Hosein.

About Clyde R. Hosein

Mr. Hosein has been a member of the Board of Directors of Cree, Inc. since December 2005. Since December 2017, he has served as Chief Financial Officer of Automation Anywhere, Inc., an enterprise software provider of robotic process automation. From August 2013 to May 2017, he served as Executive Vice President and Chief Financial Officer of RingCentral, Inc., a publicly traded provider of software-as-a-service cloud-based business communications solutions. Prior to this, Mr. Hosein served from June 2008 to October 2012 as Chief Financial Officer of Marvell Technology Group Ltd., a publicly traded semiconductor provider of high-performance analog, mixed-signal, digital signal processing and embedded microprocessor integrated circuits, and he also served as its Interim Chief Operating Officer and Secretary from October 2008 to March 2010. From 2003 to 2008, he served as Vice President and Chief Financial Officer of Integrated Device Technology, Inc., a provider of mixed-signal semiconductor solutions. From 2001 to 2003, he served as Senior Vice President, Finance and Administration and Chief Financial Officer of Advanced Interconnect Technologies, a semiconductor assembly and test company. He has also held other senior level financial positions, including the role of Chief Financial Officer at Candescent Technologies, a developer of flat panel display technology. Early in his career he spent 14 years in financial and engineering roles at IBM Corporation. Mr. Hosein holds an M.B.A. from New York University Stern School of Business and a B.S. in industrial engineering from Polytechnic University in New York.

About Dentsply Sirona

Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with a 133-year history of innovation and service to the dental industry and patients worldwide. Dentsply

Sirona develops, manufactures, and markets a comprehensive solutions offering including dental equipment and dental consumable products under a strong portfolio of world class brands. The Company also manufactures and markets healthcare consumable products. As The Dental Solutions Company, Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better, safer and faster dentistry. Dentsply Sirona’s worldwide headquarters is located in Charlotte, North Carolina. The Company’s shares of common stock are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Contact Information:

Investors:
John Sweeney, CFA, IRC
Vice President, Investor Relations
+1-717-849-7863
John.Sweeney@dentsplysirona.com